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Exhibit 4.3

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

INTERDENT, INC.

as Parent,

INTERDENT SERVICE CORPORATION

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL, INC.

as the Arranger and Administrative Agent

Dated as of December 15, 2004

i

	5.12	Fraudulent Transfer	49
	5.13	Employee Benefits	49
	5.14	Environmental Condition	49
	5.15	Brokerage Fees	49
	5.16	Intellectual Property	49
	5.17	Leases	49
	5.18	Deposit Accounts and Securities Accounts	49
	5.19	Complete Disclosure	50
	5.20	Indebtedness	50
	5.21	Dental PC Receivables	50
6.	AFFIRMATIVE COVENANTS		50
	6.1	Accounting System	50
	6.2	Collateral Reporting	51
	6.3	Financial Statements, Reports, Certificates	51
	6.4	[intentionally omitted.]	52
	6.5	[intentionally omitted.]	52
	6.6	Maintenance of Properties	52
	6.7	Taxes	52
	6.8	Insurance	52
	6.9	[intentionally omitted]	53
	6.10	Compliance with Laws	53
	6.11	Leases	53
	6.12	Existence	54
	6.13	Environmental	54
	6.14	Disclosure Updates	54
	6.15	Formation of Subsidiaries	54
	6.16	Dental PC Receivables	54
	6.17	Distributions	54
	6.18	Equipment Lease Amendments	55
7.	NEGATIVE COVENANTS		55
	7.1	Indebtedness	55
	7.2	Liens	56
	7.3	Restrictions on Fundamental Changes	56
	7.4	Disposal of Assets	56
	7.5	Change Name	56
	7.6	Nature of Business	56
	7.7	Prepayments and Amendments	56
	7.8	Change of Control	57
	7.9	[intentionally omitted.]	57
	7.10	Distributions	57
	7.11	Accounting Methods	57
	7.12	Investments	57
	7.13	Transactions with Affiliates	57
	7.14	Suspension	57
	7.15	Compensation	58
	7.16	Use of Proceeds	58
	7.17	[intentionally omitted.]	58
	7.18	Financial Covenants	58
	7.19	Dental Office Development	58
	7.20	Excluded Deposit Account and Cash Collateral Account	58
8.	EVENTS OF DEFAULT		59
9.	THE LENDER GROUP'S RIGHTS AND REMEDIES		61

	9.1	Rights and Remedies	61
	9.2	Remedies Cumulative	62
10.	TAXES AND EXPENSES		62
11.	WAIVERS; INDEMNIFICATION		63
	11.1	Demand; Protest; etc	63
	11.2	The Lender Group's Liability for Borrower Collateral	63
	11.3	Indemnification	63
12.	NOTICES		64
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		64
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		65
	14.1	Assignments and Participations	65
	14.2	Successors	67
15.	AMENDMENTS; WAIVERS		67
	15.1	Amendments and Waivers	67
	15.2	Replacement of Holdout Lender	68
	15.3	No Waivers; Cumulative Remedies	69
16.	AGENT; THE LENDER GROUP		69
	16.1	Appointment and Authorization of Agent	69
	16.2	Delegation of Duties	70
	16.3	Liability of Agent	70
	16.4	Reliance by Agent	70
	16.5	Notice of Default or Event of Default	70
	16.6	Credit Decision	71
	16.7	Costs and Expenses; Indemnification	71
	16.8	Agent in Individual Capacity	72
	16.9	Successor Agent	72
	16.10	Lender in Individual Capacity	72
	16.11	Withholding Taxes	73
	16.12	Collateral Matters	74
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	75
	16.14	Agency for Perfection	76
	16.15	Payments by Agent to the Lenders	76
	16.16	Concerning the Collateral and Related Loan Documents	76
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	76
	16.18	Several Obligations; No Liability	77
	16.19	[intentionally omitted.]	77
17.	GENERAL PROVISIONS		77
	17.1	Effectiveness	77
	17.2	Section Headings	77
	17.3	Interpretation	77
	17.4	Severability of Provisions	77
	17.5	Counterparts; Electronic Execution	77
	17.6	Revival and Reinstatement of Obligations	78
	17.7	Confidentiality	78
	17.8	Integration	78
	17.9	Lenders' Acknowledgement and Borrower's Disclosure	78
	17.10	No Novation	80

EXHIBITS AND SCHEDULES

Page
Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-2	Agent's Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Seller Notes and Earn-Out Obligations
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule T-1	TTM EBITDA
Schedule 2.7(a)	Cash Management Banks
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	Organizational Identification Numbers
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrower's Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18(a)	Deposit Accounts and Securities Accounts
Schedule 5.18(b)	Dental PC Accounts
Schedule 5.20	Permitted Indebtedness

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of December 15, 2004, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders") and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), and, on the other hand, INTERDENT,  INC., a Delaware corporation ("Parent"), and INTERDENT SERVICE CORPORATION, a Washington corporation ("Borrower"), with reference to the following facts:

        WHEREAS, Parent, Borrower, Agent, WFF, ING Capital LLC, and Keybank National Association, are each party to that certain Loan and Security Agreement, dated as of June 23, 2004, (the "Original Loan Agreement");

        WHEREAS, Borrower has requested certain changes to the Original Loan Agreement in order to, among other things, permit (a) the issuance by Borrower's Affiliate, IDI Acquisition Corp., a Delaware corporation ("IDI"), of certain senior secured notes, the proceeds of which will be used to repay indebtedness of Borrower outstanding under the Original Loan Agreement and to purchase a portion of Parent's outstanding Stock and (b) the merger of IDI with and into Borrower with Borrower being the surviving corporation;

        WHEREAS, ING Capital LLC and Keybank National Association have agreed to assign their entire commitment and the indebtedness owing to them under the Original Loan Agreement to WFF concurrently with the effectiveness of this Agreement;

        WHEREAS, Parent, Borrower, Agent, and the Lenders wish to amend and restate the Original Loan Agreement in its entirety as set forth herein; and

        WHEREAS, Parent, Borrower, Agent, and the Lenders intend that the "Obligations" (as defined in the Original Loan Agreement) shall continue to exist under, and be evidenced by, this Agreement and the "Collateral" (as defined in the Original Loan Agreement) shall secure the Obligations (as defined in this Agreement).

        NOW, THEREFORE, the parties agree to amend and restate the Original Loan Agreement in its entirety as follows:

1.     DEFINITIONS AND CONSTRUCTION.

        1.1    Definitions.    As used in this Agreement, the following terms shall have the following definitions:

          "Account" means an account (as that term is defined in the Code).

          "Account Debtor" means any Person who is obligated on an Account, chattel paper, or a General Intangible.

          "Acquisition" means (a) any Stock Acquisition, or (b) any Asset Acquisition.

          "Additional Documents" has the meaning set forth in Section 4.4(c).

          "Advances" has the meaning set forth in Section 2.1(a).

          "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a

  Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

          "Agent" has the meaning set forth in the preamble to this Agreement.

          "Agent Advances" has the meaning set forth in Section 2.3(e)(i).

          "Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

          "Agent's Account" means the Deposit Account of Agent identified on Schedule A-2.

          "Agent's Liens" means the Liens granted by Parent or Borrower to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Asset Acquisition" means any purchase or other acquisition by Borrower, its wholly-owned Subsidiaries, or a Subsidiary formed for the purpose of the proposed acquisition, of all or substantially all of the assets of any other Person or the operations of a dental practice or dental laboratory from any other Person.

          "Assignee" has the meaning set forth in Section 14.1(a).

          "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

          "Authorized Person" means any officer or employee of Borrower.

          "Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations and all sublimits and reserves then applicable hereunder).

          "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

          "Base LIBOR Rate" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

          "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

          "Base Rate Loan" means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

          "Base Rate Margin" means 1.00 percentage point.

          "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Parent or any Subsidiary or ERISA Affiliate of Parent has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

          "Books" means Parent's and its Subsidiaries' now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Parent's or its Subsidiaries' Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower Collateral" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

            (a)   all of its Accounts,

            (b)   all of its Books,

            (c)   all of its commercial tort claims described on Schedule 5.7(d),

            (d)   all of its Deposit Accounts,

            (e)   all of its Equipment,

            (f)    all of its General Intangibles,

            (g)   all of its Inventory,

            (h)   all of its Investment Property (including all of its securities and Securities Accounts),

            (i)    all of its Negotiable Collateral,

            (j)    all of its Supporting Obligations,

            (k)   money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

            (l)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Borrower Stock Pledge Agreement" means that certain Stock Pledge Agreement, dated as of the Closing Date, executed and delivered by Borrower in favor of Agent with respect to the pledge of the Stock owned by Borrower.

          "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

          "Borrowing Base" means, as of any date of determination, the result of:

            (a)   0.75 times Parent's TTM Adjusted EBITDA, minus

            (b)   the sum of (i) the Capital Lease Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

          "Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

          "California Knox-Keene Act" means the California Knox-Keene Health Care Service Plan Act of 1975, as in effect from time to time.

          "Capital Expenditures" means, with respect to any Person for any period, (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) the aggregate of all contributions by such Person and its Subsidiaries during such period in connection with any Joint Ventures, whether such contribution is paid in cash or made by a contribution of assets; provided, however that for purposes of this Agreement those expenditures capitalized in connection with Permitted Acquisitions shall not be deemed to be Capital Expenditures.

          "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

          "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "Capital Lease Reserve" means a reserve equal to the amount owed by Borrower (whether directly or by assumption) to Mid Am Credit Corp. and HPSC, Inc, from time to time; provided, however, that (a) such reserve, if established, shall be reduced in an amount equal to the Indebtedness owed to Mid Am Credit Corp. and HPSC, Inc., as the case may be, so long as (i) the applicable agreement with Mid Am Credit Corp. and HPSC, Inc. and assumed by Borrower has been amended to provide that any security interest granted to Mid Am Credit Corp. and HPSC, Inc. is limited solely to the equipment financed by Mid Am Credit Corp. and HPSC, Inc., as the case may be, and has otherwise been amended on terms and conditions and in form and substance satisfactory to Agent, and (ii) Agent shall have received such amendment duly executed by Borrower and Mid Am Credit Corp. or HPSC, Inc., as the case may be, and (b) such reserve, if established, shall be released on the date on which (i) the agreements with Mid Am Credit Corp. and HPSC, Inc. and assumed by Borrower have been amended to provide that any security interest granted to Mid Am Credit Corp. and HPSC, Inc. is limited solely to the equipment financed by Mid Am Credit Corp. and HPSC, Inc., respectively, and have been otherwise amended on terms and conditions and in form and substance satisfactory to Agent, and (ii) Agent shall have received such amendments duly executed by Borrower, Mid Am Credit Corp. and HPSC, Inc.

          "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors

  Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, (ii) any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, or (iii) any other bank that is acceptable to Agent so long as the amount maintained with any such bank is required by applicable law or by a Governmental Authority, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

          "Cash Management Account" has the meaning set forth in Section 2.7(a).

          "Cash Management Agreements" means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

          "Cash Management Bank" has the meaning set forth in Section 2.7(a).

          "CDC" means Capitol Dental Care, Inc., an Oregon corporation.

          "CFC" means a controlled foreign corporation (as that term is defined in the IRC).

          "Change of Control" means that (a) Permitted Holders fail to own and control, directly or indirectly, 51%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors or (b) Parent ceases to own and control, directly or indirectly, 100% of the outstanding Stock of Borrower.

          "Closing Date" means June 23, 2004.

          "Code" means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

          "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or Borrower in or upon which a Lien is granted under any of the Loan Documents.

          "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Commercial Tort Claim Assignment" has the meaning set forth in Section 4.4(b).

          "Commitment" means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer or vice president of finance of Parent to Agent.

          "Concentration Account" means as of the Restatement Effective Date the Deposit Account maintained by Borrower with Wells Fargo bearing number 4945021848 or such other Deposit Account at a Cash Management Bank designated as a concentration account and established by Borrower in accordance with Section 2.7(c).

          "Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

          "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

          "DDS" means Dedicated Dental Systems, Inc., a California corporation.

          "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

          "Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

          "Dental PC" means a dental professional corporation affiliated with Parent or any of its Subsidiaries.

          "Dental PC Accounts" has the meaning set forth in Section 5.18(b).

          "Dental PC Additional Documents" has the meaning set forth in Section 4.4(d).

          "Dental PC Receivables" means the Accounts owned by the Dental PCs.

          "Deposit Account" means any deposit account (as that term is defined in the Code).

          "Designated Account" means the Deposit Account of Borrower identified on Schedule D-1.

          "Designated Period" has the meaning set forth in Section 4.6.

          "Designated Account Bank" has the meaning ascribed thereto on Schedule D-1.

          "DMHC" means the State of California Department of Managed Health Care.

          "Disbursement Letter" means an instructional letter, dated as of the Closing Date, executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date.

          "Dollars" or "$" means United States dollars.

          "Earn-Out Arrangements" shall mean payments pursuant to a Purchase Agreement to be made by Borrower to a seller of a Dental PC (other than any Existing Seller Notes and Earn-Out Obligations) based on the performance of such Dental PC.

          "EBITDA" means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, federal, state, and local income and franchise taxes, depreciation and amortization and non-cash extraordinary losses (excluding any write-downs of Accounts) for such period, in each case, as determined in accordance with GAAP. For purposes of this definition, the net earnings (or loss) of any Permitted Joint Venture in which such Person has an ownership interest to the extent any such earnings have been actually received by such Person in the form of cash dividends or distributions shall be included in determining the net earnings of such Person

          "Effective Date" has the meaning set forth in Section 17.9(a).

          "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) with the consent of Agent, a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

          "Enterprise Value" means the value of Parent and its Subsidiaries, on a consolidated basis when sold (calculated without giving effect to the amount of Indebtedness of Parent and its Subsidiaries), in a time period of less than 6 months, as such value is determined from time to time by Houlihan Lokey Howard & Zukin or another independent valuation firm not affiliated with Parent or Borrower selected by Agent and so long as no Default or Event of Default shall have occurred and is continuing at such time, with the approval of Borrower (which approval shall not be unreasonably withheld, delayed or conditioned).

          "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Parent, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent, its Subsidiaries, or any of their predecessors in interest.

          "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "Environmental Liabilities and Costs" means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action which names Parent or any of its Subsidiaries.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "Environmental Responsible Officer" means any Responsible Officer or any employee of any Person charged with the responsibility for monitoring or addressing Environmental Actions and compliance with Environmental Laws.

          "Equipment" means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

          "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

          "Event of Default" has the meaning set forth in Section 8.

          "Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

          "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

          "Existing Seller Notes and Earn-Out Obligations" means those obligations described on Schedule E-1.

          "Excluded Deposit Account" means that certain Deposit Account maintained by Borrower with American Savings Bank bearing the number 9331806386.

          "Federal Lien" has the meaning set forth in Section 8.7(a).

          "Fee Letter" means that certain fee letter, dated as of the Closing Date, between Borrower and Agent, in form and substance satisfactory to Agent.

          "Funded Debt" of any Person means Indebtedness of such Person that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

          "Funding Date" means the date on which a Borrowing occurs.

          "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, goods (as that term is defined in the Code), Investment Property, and Negotiable Collateral.

          "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          "Guarantor" means Parent.

          "Guarantor Reaffirmation Agreement" means that certain reaffirmation agreement, dated as of the date hereof, executed and delivered by Guarantor in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent

          "Guarantor Security Agreement" means the security agreement executed and delivered by Guarantor in favor of Agent, dated as of the Closing Date.

          "Guaranty" means that certain general continuing guaranty executed and delivered by Guarantor in favor of Agent, for the benefit of the Lender Group, dated as of the Closing Date.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Hedge Agreement" means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent's or any of its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

          "Holdout Lender" has the meaning set forth in Section 15.2(a).

          "IDI" has the meaning set forth in the recitals to this Agreement.

          "IDI Merger" means the merger of IDI with and into Borrower, with Borrower being the surviving corporation, pursuant to the IDI Merger Agreement.

          "IDI Merger Agreement" means that certain Agreement and Plan of Merger dated as of December 15, 2004 among IDI, Borrower and Parent.

          "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (including all Existing Seller Notes and Earn-Out Obligations, Seller Notes and Earn-Out Arrangements but excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

          "Indemnified Liabilities" has the meaning set forth in Section 11.3.

          "Indemnified Person" has the meaning set forth in Section 11.3.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Intercompany Advances" means loans or advances (in cash) (a) from Guarantor to Borrower, (b) from Borrower to DDS, CDC or MDC, or (c) from Borrower's Subsidiaries to Borrower.

          "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Parent and each of its Subsidiaries and Agent, dated as of the Closing Date.

          "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the date hereof, among Trustee, Agent, Borrower, Parent, and IDI, which is in form and substance satisfactory to Agent.

          "Interest Expense" means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

          "Inventory" means inventory (as that term is defined in the Code).

          "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Investment Property" means investment property (as that term is defined in the Code).

          "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

          "Issuing Lender" means WFF or any other Lender that, at the request of Borrower and with the consent of Agent (which consent shall not be unreasonably withheld), agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

          Joint Venture" means a joint venture, of which Borrower or one of its Subsidiaries is one of the joint venturers that is formed for the purpose of developing or expanding a dental office with a duly licensed dentist.

          "L/C" has the meaning set forth in Section 2.12(a).

          "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          "L/C Undertaking" has the meaning set forth in Section 2.12(a).

          "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

          "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

          "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Parent or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), (c) costs and expenses incurred by Agent in the disbursement of funds to Parent or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks made by Parent or its Subsidiaries, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and expenses (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (h) Agent's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Parent or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

          "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

          "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

          "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

          "Leverage Ratio" means, at any date of determination, the ratio of (a) Total Debt at such date, to (b) TTM EBITDA.

          "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

          "LIBOR Notice" means a written notice in the form of Exhibit L-1.

          "LIBOR Option" has the meaning set forth in Section 2.13(a).

          "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          "LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

          "LIBOR Rate Margin" means 3.25 percentage points.

          "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term "Lien" includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "LLCP" means Levine Leichtman Capital Partners II, L.P., a California limited partnership, Pleasant Street Investors, LLC, and each of their respective Affiliates.

          "LLCP Purchased Securities" means, collectively, each of the following: (i) 35,000 shares of Class C Preferred Stock of Parent, (ii) 5,000 shares of Class C Common Stock of Parent, (iii) the "Class G Warrant" (as defined in the Securities Purchase Agreement) for the purchase of 95,000 shares of Class C Common Stock of Parent, and (iv) 1,000 shares of Class A Preferred Stock of

  Parent to be transferred to LLCP, all in accordance with the terms, and as further described in, the Securities Purchase Agreement.

          "LLCP Purchased Securities Issuance" means the issuance (or transfer, as applicable) by Parent to LLCP of the LLCP Purchased Securities to be consummated concurrently with the issuance of the Senior Notes.

          "Loan Account" has the meaning set forth in Section 2.10.

          "Loan Documents" means this Agreement, the Borrower Stock Pledge Agreement, the Cash Management Agreements, the Control Agreements, the Disbursement Letter, the Fee Letter, the Guarantor Reaffirmation Agreement, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Mortgages, the Parent Stock Pledge Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower and the Lender Group in connection with this Agreement.

          "MDC" means Managed Dental Care of Oregon, Inc., an Oregon corporation.

          "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (b) a material impairment of Parent's and its Subsidiaries ability to perform their material obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral.

          "Maturity Date" has the meaning set forth in Section 3.3.

          "Maximum Revolver Amount" means $10,000,000.

          "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

          "Negotiable Collateral" means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

          "New Dental Office Commitment" means the taking of any of the following actions by Parent or Borrower: (a) making, creating, incurring, assuming, suffering to exist, guaranteeing or otherwise becoming liable, directly or indirectly, for any Capital Expenditure or Real Property lease, (b) entering into, or otherwise making, directly or indirectly, any contribution or otherwise incurring, directly or indirectly, any Indebtedness in respect of any Joint Venture, or (c) entering into, executing or otherwise incurring, directly or indirectly, any Indebtedness in respect of any agreement to own or operate a new dental office; provided, however, that the relocation of an existing dental office shall not be deemed to be a "new dental office" for purposes of this definition.

          "Non-Federal Non-Priority Lien" has the meaning set forth in Section 8.7(b).

          "Non-Federal Priority Lien" has the meaning set forth in Section 8.7(a).

          "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other amounts that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

          "Original Loan Agreement" has the meaning set forth in the recitals to this Agreement.

          "Originating Lender" has the meaning set forth in Section 14.1(e).

          "Overadvance" has the meaning set forth in Section 2.5.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Parent Stock Pledge Agreement" means that certain Stock Pledge Agreement, dated as of the Closing Date, executed and delivered by Parent in favor of Agent with respect to the pledge of the Stock owned by Parent.

          "Parent Stock Purchase" means the purchase by IDI of all of the outstanding Stock of Parent owned by DDJ Capital Management, LLC, a Massachusetts limited liability company, and its Affiliates on the Restatement Effective Date for a purchase price of $47,500,000, in accordance with the Parent Stock Purchase Agreement.

          "Parent Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of November 10, 2004, among B III-A Capital Partners, L.P., B IV Capital Partners, L.P., GMAM Investment Funds Trust II, and Parent.

          "Parent's 2003 Stock Option Plan" means that certain InterDent, Inc. 2003 Stock Option Plan adopted by the board of directors of Parent, and approved by the shareholders of Parent on October 9, 2003.

          "Participant" has the meaning set forth in Section 14.1(e).

          "Permitted Acquired Indebtedness" means Indebtedness assumed in connection with an Acquisition so long as (a) such Indebtedness is Funded Debt, and (b) such Indebtedness exists at the time the Stock or assets are acquired and is not created in anticipation of such Acquisition.

          "Permitted Acquisition" means any Acquisition so long as:

            (a)   after giving effect to the proposed Acquisition, Borrower has Excess Availability of not less than $3,000,000,

            (b)   the consideration is payable in cash (except for any Earn-Out Arrangements, Seller Notes or Permitted Acquired Indebtedness),

            (c)   the total value of the consideration (including any Earn-Out Arrangements, Seller Notes, or Permitted Acquired Indebtedness) payable by Borrower or its Subsidiaries in connection with the proposed Acquisition (i) does not exceed $1,000,000 for any one dental practice office or laboratory and (ii) during the period commencing on the Closing Date through and including December 31, 2005, does not exceed $3,000,000, for any one Acquisition,

            (d)   the total value of the consideration (including any Earn-Out Arrangements, Seller Notes or Permitted Acquired Indebtedness) payable by Borrower or its Subsidiaries in connection with all Acquisitions (including the proposed Acquisition) (i) consummated during period beginning on the Closing Date through and including December 31, 2005, shall not exceed $5,000,000 in any year and (ii) consummated since the Closing Date shall not exceed $12,000,000 in the aggregate,

            (e)   no Default or Event of Default has occurred and is continuing as of the date of consummation of the proposed Acquisition or would result therefrom,

            (f)    the assets being acquired, or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, a dental practice or dental laboratory,

            (g)   Parent has provided Agent with written confirmation, supported by reasonably detailed calculations (unless Agent determines in its Permitted Discretion that the delivery of such calculations is not warranted), that on a pro forma basis (without giving effect to the historical EBITDA of such Person), Parent and its Subsidiaries will be in compliance with each of the financial covenants in Section 7.18 and the covenant in Section 7.19 hereof after giving effect to such Acquisition,

            (h)   Agent has completed any due diligence as it determines in its Permitted Discretion to be appropriate with respect to the assets or Person that is to be the subject of the proposed Acquisition and the results thereof are reasonably satisfactory to Agent,

            (i)    (i) promptly following a request therefor, copies of such information or documents relating to such Acquisition as Agent shall have reasonably requested, and (ii) promptly following the consummation of such Acquisition, certified copies of the agreements, instruments and documents in connection with such Acquisition,

            (j)    in the case of an Asset Acquisition, the subject assets are being acquired by Borrower,

            (k)   in the case of a Stock Acquisition, the subject Stock is being acquired in such Acquisition directly by Borrower,

            (l)    the EBITDA of the subject Person(s) of the Acquisition, shall be positive (on a combined basis for all Persons subject of the Acquisition) as determined based upon such Person's financial statements for its most recently completed interim financial period as of the consummation of the Acquisition; provided, however, that the EBITDA of the Spanish Trail Dental Group may be negative so long as its EBITDA is not less than ($25,000) as measured on a year to date basis.

            (m)  in the case of an Asset Acquisition, Borrower shall have executed and delivered or authorized, as applicable, any and all security agreements, UCC-1 financing statements, fixture filings, and other documentation reasonably requested by Agent in order to include the newly acquired assets within the Collateral,

            (n)   in the case of a Stock Acquisition, Borrower shall have executed and delivered a supplement to the Borrower Stock Pledge Agreement in order to include the Stock being acquired thereunder and shall have delivered to Agent possession of the original Stock certificates respecting all of the issued and outstanding shares of Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank, and

            (o)   in the case of a Stock Acquisition, Borrower shall have caused such acquired Person to execute and deliver a joinder to the Guaranty in order to make such Person a party thereto, together with a joinder to the Guarantor Security Agreement, any and all UCC-1 financing statements, fixture filings, and other documentation reasonably requested by Agent in order to cause such cause acquired Person to be obligated with respect to the Obligations and to include the assets of the acquired Person within the Collateral.

          "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a senior secured lender) business judgment.

          "Permitted Dispositions" means (a) sales or other dispositions of Equipment that is worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the sale or disposition of the assets of the Premier, (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the sale of disposition of the assets of Pocatello, and (g) sales or other dispositions of assets (other than Accounts or Stock) not otherwise permitted in clauses (a) through (f) above so long (i) no Default or Event of Default has occurred and is continuing as of the date of the consummation of such sale or disposition, or would result therefrom, (ii) such sales or dispositions are made at or greater than fair market value with non-Affiliates, (iii) the aggregate amount of proceeds received in respect of all such sales or dispositions is less than $3,000,000 in the aggregate in any fiscal year, and (iv) all such proceeds are subject to Agent's Lien.

          "Permitted Distributions" means (a) dividends paid by any Subsidiary of Borrower to Borrower, (b) Parent's (or any of its Subsidiaries') redemption, purchase, retirement or other acquisition of capital Stock pursuant to the terms of Parent's 2003 Stock Option Plan, and (c) dividends or distributions made by Borrower to Parent or by Parent to the holders of its Stock (including dividends or distributions on the LLCP Purchased Securities) that are permitted under Section 4.07 of the Senior Notes Indenture (as in effect on the date hereof) so long as no Default or Event of Default has occurred and is continuing at the time of the making of such dividend or distribution or would result therefrom.

          "Permitted Holders" means LLCP.

          "Permitted Intercompany Advances" means Intercompany Advances so long as (a) no Default or Event of Default has occurred and is continuing at the time of the making of the Intercompany Advance or would result therefrom after giving effect to the Intercompany Advance, and (b) also (i) with respect to the Intercompany Advances from Borrower to DDS, (A) Intercompany Advances only for amounts needed to match the liabilities of DDS, or as otherwise required by applicable law (including the California Knox-Keene Act) or any Governmental Authority and so long as Borrower has received the Collections of DDS in the form of cash dividends or cash distributions other than (1) those amounts required by mandatory provisions of applicable law or any Governmental Authority to be maintained by DDS and (2) those amounts necessary for the payment of DDS' expenses incurred in the ordinary course of DDS' business and (B) Intercompany Advances only for the purpose of funding the development of new office facilities for DDS in an aggregate outstanding amount not to exceed $3,000,000 at any time that there are no Advances outstanding and $2,000,000 at any time that there are Advances outstanding; provided that (x) Intercompany Advances made to DDS pursuant to the foregoing clause (B) shall not exceed $1,000,000 during any fiscal year of Parent and (y) no Default or Event of Default shall be deemed to have occurred if the amount of Intercompany Advances required to be repaid in accordance with the preceding provision in connection with an Advance is so repaid within thirty (30) days of such Advance, and (ii) with respect to the Intercompany Advances from Borrower to CDC or MDC, only for amounts required by mandatory provisions of applicable law or any Governmental Authority or that are necessary for the payment of expenses incurred in the ordinary course of CDC's or MDC's business and so long as Borrower has received all of the Collections of CDC and MDC in the form of cash dividends or cash distributions.

          "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business or owing to Parent or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Parent or its Subsidiaries, (e) Investments resulting from the making of Permitted Intercompany Advances, (f) Investments constituting loans or advances to employees of Parent or any of its Subsidiaries not to exceed

  $250,000 at any one time so long as such loans are (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for Parent or any of its Subsidiaries or (ii) reasonable and necessary relocation expenses of such employees, (g) so long as no Default or Event of Default has occurred and is continuing as of the date of such Investment or would result therefrom, Investments constituting loans or advances by Borrower to any Dental PC, made in the ordinary course of business necessary to fund operating expenses in accordance with the terms of the related management agreement, (h) Permitted Acquisitions, (i) Investments involving the purchase of Real Property by Parent or its Subsidiaries so long as (i) no Default or Event of Default has occurred or is continuing as of the date of such Investment or would result therefrom, (ii) the purchase is on an arm's length basis from a Person that is not an Affiliate of Parent or its Subsidiaries, and (iii) the aggregate consideration to be paid by Parent or its Subsidiaries shall not exceed $1,000,000, (j) loans, advances, capital contributions or subscriptions to Persons in an amount not to exceed $50,000 in any fiscal year, (k) Permitted Joint Ventures, and (l) Investments in Stock of any Subsidiary existing on the Restatement Effective Date.

          "Permitted Joint Venture" means any Joint Venture so long as:

            (a)   no Default or Event of Default has occurred and is continuing as of the date of the initial Investment by Borrower or its Subsidiaries in the Joint Venture or would result therefrom,

            (b)   Agent shall have a perfected, first priority security interest in the interest in the Joint Venture that is held by Borrower or any of its Subsidiaries,

            (c)   the Joint Venture is engaged in the business of a dental practice or a dental laboratory,

            (d)   to the extent the Accounts of the Joint Venture secure amounts owed by the Joint Venture to Borrower pursuant to a management agreement Borrower shall have a perfected, first priority security interest in the Accounts of the Joint Venture and Borrower shall have assigned such rights to Agent, in a manner satisfactory to Agent, and

            (e)   after giving effect to the Investments by Borrower or any of its Subsidiaries in such Joint Venture, such Investments (together with the consideration payable in connection with all Permitted Acquisitions since the Closing Date and all Capital Expenditures made since the Closing Date) are permitted by and do not exceed the amounts set forth in Section 7.18(b).

          "Permitted Liens" means (a) Liens held by Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, (ii) are for sums delinquent but so long as (A) such amounts are not delinquent for more than 60 days, and (B) such sums do not exceed $50,000 in the aggregate during the term of this Agreement, or (iii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker's compensation or other unemployment insurance, old-age pensions and other social security benefits, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, trade contracts or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real

  Property, easements, rights of way, licenses, reservations, covenants, conditions, waivers, zoning restrictions or other restrictions on the use of such Real Property or minor irregularities of title that do not materially interfere with or impair the use or operation thereof, (l) Liens securing Indebtedness that is incurred to extend, refinance, renew, replace, defease or refund Indebtedness to the extent such Lien is otherwise permitted under this Agreement and to the extent such Indebtedness is permitted to be extended, refinanced, renewed, replaced, defeased or refunded under Section 7.1, (m) pledges and deposits of cash made in the ordinary course of business to secure liabilities for premiums to insurance carriers consistent with the current practices of Parent and its Subsidiaries as of the Closing Date, (n) Liens securing Indebtedness that is incurred to purchase Real Property so long as such purchase is permitted by clause (i) of the definition of Permitted Investments and such Indebtedness is permitted by Section 7.1, (o) customary rights of set-off and Liens in favor of a depositary institution encumbering deposits in Deposit Accounts held by such depositary institution solely for customary bank charges owed by Parent or any of its Subsidiaries to such depository institution and not in connection with the borrowing of money, (p) Liens securing Permitted Acquired Indebtedness, provided that: (i) the Liens securing such Permitted Acquired Indebtedness at the time of and prior to the incurrence of such Permitted Acquired Indebtedness by Borrower were not granted in connection with, or in anticipation of, the incurrence of such Permitted Acquired Indebtedness by Borrower; and (ii) except for the Lien referred to clause (q) below, such Liens do not extend to or cover any property or assets of Borrower other than the Equipment that secured the Permitted Acquired Indebtedness prior to the time such Indebtedness became Permitted Acquired Indebtedness of Borrower and are no more favorable to the lienholders thereof than those securing the Permitted Acquired Indebtedness prior to the incurrence of such Permitted Acquired Indebtedness by Borrower, (q) a Lien in favor of another Person in connection with the Acquisition of Spanish Trail Dental Group so long as (i) the Acquisition of Spanish Trail Dental Group qualifies as a Permitted Acquisition, (ii) the Indebtedness secured by such Lien is Permitted Acquired Indebtedness that does not exceed $425,000, (iii) such Lien only attaches to the assets acquired from Spanish Trail Dental Group and (iv) Agent has established a reserve in the amount equal to the Indebtedness owed to such Person against the Borrowing Base, (r) a Lien in favor of Mid Am Credit Corp. so long as the Indebtedness owed to Mid Am Credit Corp does not exceed $493,000, (s) a Lien in favor of HSPC, Inc. so long as the Indebtedness owed to HSPC, Inc. does not exceed $21,000, (t) Liens in favor of the Trustee securing the Senior Notes so long as the Intercreditor Agreement is in full force and effect, (u) Liens arising from minimum statutory reserve requirements applicable to Regulated Subsidiaries incurred in the ordinary course of business, and (v) Liens incurred in the ordinary course of business of Borrower or any Subsidiary of Borrower with respect to obligations that do not exceed $2,500,000 at any one time outstanding.

          "Permitted Number" has the meaning set forth in Section 7.19(b).

          "Permitted Prepayments" means (a) the prepayment of Existing Seller Notes and Earn-Out Obligations, Seller Notes, Earn-Out Arrangements and Capital Leases so long as (i) Borrower in its reasonable business judgment deems it economically advantageous, (ii) no Default or Event of Default has occurred or is continuing as of the date of such proposed payment or would result therefrom, and (iii) Excess Availability is not less than $3,000,000 for the 30 day period before any such proposed prepayment and immediately after giving effect to any such prepayment; and (b) the prepayment, redemption, defeasance, purchase, or other acquisition of Senior Notes or LLCP Purchased Securities so long as (i) Borrower in its reasonable business judgment deems it economically advantageous, (ii) no Default or Event of Default has occurred or is continuing as of the date of such proposed prepayment, redemption, defeasance, purchase, or other acquisition or would result therefrom, and (iii) the sum of Excess Availability (calculated without being limited by the Maximum Revolver Amount) plus Qualified Cash is not less than $10,000,000 for the 30 day period before any such proposed prepayment, redemption, defeasance, purchase, or other acquisition and immediately after giving effect thereto.

          "Permitted Protest" means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens (other than an impairment resulting from a Permitted Lien).

          "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred at any time in an aggregate principal amount outstanding at any one time not in excess of $5,000,000; provided, however, that the foregoing dollar limitation shall not apply to any Permitted Purchase Money Indebtedness incurred at a time when the Leverage Ratio is equal to or less than 1.5:1.0 as measured immediately prior to the incurrence of such Purchase Money Indebtedness and after giving effect to such Purchase Money Indebtedness.

          "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Pocatello" means the dental practice management operations of Borrower and its Subsidiaries conducted in Pocatello, Idaho and Lava Hot Springs, Idaho, in connection with the Dental PC known as Pocatello Dental Group, P.C.

          "Premier" means the dental practice management operations of Borrower and its Subsidiaries known as the "Premier Dental Center" in Idaho Falls, Idaho, in connection with the Dental PC known as SJL, P.A.

          "Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Pro Rata Share" means, as of any date of determination:

            (a)   with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

            (b)   with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances, and

            (c)   with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

          "Purchase Agreement" means the agreement entered into by Borrower or any of its Subsidiaries and a dental practice or a manager of dental practices whereby Borrower or such Subsidiary has acquired or will acquire all or substantially all of the assets or stock of such dental practice or such manager of dental practices.

          "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

          "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

          "Real Property" means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

          "Real Property Collateral" means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.

          "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          "Regulated Subsidiary" means any Subsidiary of Borrower regulated by a Governmental Authority if the applicable regulations imposed by such Governmental Authority prohibit (without prior approval from such Governmental Authority) such Subsidiary from becoming a Guarantor, including, as of the date hereof, CDC, MDC and DDS.

          "Remaining Balance" means an amount not to exceed $5,000 (after giving effect to any daily sweep) in the aggregate at any time in those certain Dental PC Accounts established at American Savings Bank, Bank of Oklahoma and InTrust Bank.

          "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

          "Replacement Lender" has the meaning set forth in Section 15.2(a).

          "Report" has the meaning set forth in Section 16.17.

          "Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $4,000,000.

          "Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) equal or exceed 50.1%.

          "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          "Responsible Officer" means, with respect to any Person, any vice president or president, chief executive officer, chief operating officer, or the chief financial officer or controller of such Person.

          "Restatement Effective Date" means the date on which Agent or its counsel gives Borrower notice that each of the conditions precedent set forth in Section 3.1 either has been satisfied or has been waived.

          "Restatement Effective Date Business Plan" means the set of Projections of Parent for the 3 year period following the Restatement Effective Date (on a year by year basis, and for the 1 year period following the Restatement Effective Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

          "Restricted Accounts" has the meaning set forth in Section 5.18(a).

          "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

          "Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus(b) the amount of the Letter of Credit Usage.

          "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto in accordance with this Agreement.

          "SEC" means the United States Securities and Exchange Commission and any successor thereto.

          "Securities Account" means a securities account (as that term is defined in the Code).

          "Securities Purchase Agreement" mean that certain Securities Purchase Agreement dated as of December 15, 2004, between LLCP and Parent.

          "Seller Notes" shall mean those promissory notes delivered by Borrower to a seller of a Dental PC at the closing of the acquisition of such Dental PC pursuant to a Purchase Agreement effecting the sale of such Dental PC.

          "Senior Debt" means, as of any date of determination, the sum of the outstanding amount of the Obligations (including without limitation the Advances and the Letter of Credit Usage).

          "Senior Notes" means the 10.75% Senior Secured Notes due 2011, dated as of the date hereof, issued by IDI pursuant to the Senior Notes Indenture in the aggregate original principal amount of $80,000,000.

          "Senior Notes Documents" means the Senior Notes Indenture, the Senior Notes and the "Note Documents" (as defined in the Indenture), and all agreements and other documents executed or delivered by Parent or any of its Subsidiaries in connection therewith.

          "Senior Notes Indenture" means that certain Indenture, dated as of the date hereof, among Trustee, IDI, and Parent.

          "Settlement" has the meaning set forth in Section 2.3(f)(i).

          "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

          "Spanish Trail Dental Group" means the dental professional group known as Spanish Trail Dental Group, LLP operating in Las Vegas, Nevada.

          "Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

          "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

          "Stock Acquisition" means the purchase or other acquisition by Parent or its wholly-owned Subsidiaries of all of the Stock of any other Person other than a CFC.

          "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. For purposes of this Agreement, a Permitted Joint Venture shall not be deemed a "Subsidiary" except for purposes of Section 7.18(b).

          "Supporting Obligation" means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

          "Swing Lender" means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(d).

          "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

          "Taxes" has the meaning set forth in Section 16.11.

          "Total Debt" means, as of any date of determination, without duplication, the sum of (a) the outstanding amount of the Obligations (including without limitation the Advances and the Letter of Credit Usage), (b) the outstanding principal amount of Purchase Money Indebtedness of Parent and its Subsidiaries, and (c) the outstanding principal amount of all Funded Debt of Parent and its Subsidiaries.

          "Trademark Security Agreement" means one or more trademark security agreements executed and delivered by Parent and Borrower in favor of Agent, dated as of the Closing Date.

          "Trustee" means Wells Fargo Bank, N.A., in its capacity as trustee and collateral agent under the Senior Notes Indenture.

          "TTM Adjusted EBITDA" means, as of any date of determination, the EBITDA of Parent and its Subsidiaries for the 12 consecutive month period most recently ended on or prior to such date of determination; provided, however, that for any months ended prior to the Closing Date, TTM Adjusted EBITDA shall be calculated by reference to the amounts set forth on Schedule T-1.

          "TTM EBITDA" means, as of any date of determination, the EBITDA of Parent and its Subsidiaries for the 12 consecutive month period most recently ended on or prior to such date of determination.

          "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

          "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

          "United States" means the United States of America.

          "US Bank Collateral Account" means that certain Deposit Account established by Borrower with US Bank bearing account number 104756713715.

          "Voidable Transfer" has the meaning set forth in Section 17.6.

          "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

          "WFF" means Wells Fargo Foothill, Inc., a California corporation.

        1.2    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3    Code.    Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

        1.4    Construction.    Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan

Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5    Schedules and Exhibits.    All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.     LOAN AND TERMS OF PAYMENT.

        2.1    Revolver Advances.

          (a)   Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount lessthe Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

          (b)   Anything to the contrary in this Section 2.1 notwithstanding and in addition to the Capital Lease Reserve which may be established pursuant to the terms of Section 3.2(b), Agent shall have the right to establish reserves in such amounts as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, (i) with respect to (A) sums that Borrower is required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien except that the Capital Lease Reserve, to the extent required by Section 3.2(b), may be established in connection with those Liens permitted under clauses (r) and (s) of the definition of Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (ii) after the occurrence and during the continuance of an Event of Default, with respect to such other matters, as Agent in its Permitted Discretion shall deem necessary or appropriate.

          (c)   The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

          (d)   Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2    [Intentionally Omitted].

        2.3    Borrowing Procedures and Settlements.

          (a)    Procedure for Borrowing.    Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for a Swing Loan in an amount of $5,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

          (b)    Agent's Election.    Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

          (c)    Making of Loans.

            (i)    In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower's Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

            (ii)   Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

            (iii)  Agent shall not be obligated to transfer to a Defaulting Lender any payments (including the payment of any fees due hereunder) made by Borrower to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend (or remit in the case of any fees) to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

          (d)    Making of Swing Loans.

            (i)    In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower's Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

            (ii)   The Swing Loans shall be secured by the Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

          (e)    Agent Advances.

            (i)    Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances") provided, however, that notwithstanding anything to the contrary contained in this Section 2.3(e), the aggregate principal amount of Agent Advances outstanding at any time, when taken together with the aggregate principal amount of Overadvances made in accordance with Section 2.3(i) hereof outstanding at such time, shall not exceed an amount equal to $1,500,000. Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

            (ii)   The Agent Advances shall be repayable on demand, secured by the Agent's Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

          (f)    Settlement.    It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

            (i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrower's or its Subsidiaries' Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

            (ii)   In determining whether a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

            (iii)  Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any

    Settlement Date, Collections of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

          (g)    Notation.    Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records.

          (h)    Lenders' Failure to Perform.    All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

          (i)    Optional Overadvances.    Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) the aggregate principal amount of Overadvances made pursuant to this Section 2.3(i) when taken together with the aggregate principal amount of Agent Advances made pursuant to Section 2.3(e) does not exceed at any time an amount equal to $1,500,000, (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i)shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

            (A)  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

            (B)  Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

        2.4    Payments.

          (a)    Payments by Borrower.

            (i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

            (ii)   Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b)    Apportionment and Application.

            (i)    Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

              (A)  first, ratably to pay any Lender Group Expenses then due to Agent and Lenders under the Loan Documents until paid in full,

              (B)  second, ratably to pay any fees then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full,

              (C)  third, to pay interest due in respect of all Agent Advances until paid in full,

              (D)  fourth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

              (E)  fifth, to pay the principal of all Agent Advances until paid in full,

              (F)  sixth, to pay the principal of all Swing Loans until paid in full,

              (G)  seventh so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

              (H)  eighth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full,

              (I)   ninth, if an Event of Default has occurred and is continuing, to pay any other Obligations until paid in full, and

              (J)   tenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

            (ii)   Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

            (iii)  In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement. Anything to the contrary in this Agreement notwithstanding, unless so directed by Borrower, or unless a Default or an Event of Default has occurred and is continuing, neither Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan.

            (iv)  For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

            (v)   In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

        2.5    Overadvances.    If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses due under the Loan Documents) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

          (a)    Interest Rates.    Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

          (b)    Letter of Credit Fee.    Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e) ) which shall accrue at a rate equal to 3.0% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c)    Default Rate.    Upon the occurrence and during the continuation of an Event of Default (if Agent or the Required Lenders so elect),

            (i)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

            (ii)   the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

          (d)    Payment.    Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower's Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

          (e)    Computation.    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f)    Intent to Limit Charges to Maximum Lawful Rate.    In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7    Cash Management.

          (a)   Parent shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a "Cash Management Bank"), and (ii) deposit or cause to be deposited promptly, and in any event no later than the fifth Business Day after the date of receipt thereof (A) all of their Collections (including those sent directly by their Account Debtors to Parent or one of its Subsidiaries), and (B) all of the Collections in the Dental PC Accounts (other than the Remaining Balance so long as no Default or Event of Default has occurred or is continuing) into a bank account (a "Cash Management Account") at one of the Cash Management Banks. As of the Restatement Effective Date, each Cash Management Account is listed on Schedule 2.7(a). Anything to the contrary in this Section 2.7(a) notwithstanding, with respect to CDC, DDS and MDC, Parent and Borrower shall cause only those Collections of such Subsidiaries in excess of the amount required by mandatory provisions of applicable law or by a Governmental Authority to be retained by CDC, DDS and MDC or required for the payment of DDS' expenses incurred in the ordinary course of DDS' business to be deposited in a Cash Management Account.

          (b)   Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Parent or Borrower, as applicable, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Parent or its Subsidiaries, as applicable, and (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) after notice from Agent in accordance with Section 2.7(d), the Cash Management Bank shall forward, by daily sweep, all amounts in the applicable Cash Management Account to the Agent's Account.

          (c)   So long as no Event of Default has occurred and is continuing at such time, Parent and Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Parent (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's reasonable judgment.

          (d)   The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements and the Cash Management Agreements shall provide that from and after the date that the applicable Cash Management Bank receives written notification from Agent, it promptly will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent's Account. Agent agrees that it shall not provide the above-described notice to any Cash

  Management Bank unless and until an Event of Default has occurred and is continuing. Once an Event of Default has occurred and is continuing, Agent shall be free to exercise its right to issue such notice and the subsequent elimination of the subject Event of Default shall not eliminate the effectiveness of such notice.

        2.8    Crediting Payments.    The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

        2.9    Designated Account.    Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

        2.10    Maintenance of Loan Account; Statements of Obligations.    Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent's Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

        2.11    Fees.    Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of agreements between Agent and individual Lenders:

          (a)    Unused Line Fee.    On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

          (b)    Fee Letter Fees.    As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

          (c)    Audit and Valuation Charges.    Audit and valuation fees and charges as follows: the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Parent or its Subsidiaries (subject to the limitations set forth in Section 4.6), or to assess Parent's or its Subsidiaries' Enterprise Value.

        2.12    Letters of Credit.

          (a)   Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Restatement Effective Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission no less than 2 Business Days in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

            (i)    the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

            (ii)   the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

          Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

          (b)   Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

          (c)   Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability arising out of claims by Borrower described in the preceding sentence which are incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

          (d)   Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (e)   Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and promptly shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .50% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed, upon prior written notice to Borrower, from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (f)    If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement received after the Closing Date (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

            (i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

            (ii)   there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify in writing (with the certificate described in the last sentence of this Section) to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

        2.13    LIBOR Option.

          (a)    Interest and Interest Payment Dates.    In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

          (b)    LIBOR Election.

            (i)    Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

            (ii)   Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

            (iii)  Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

          (c)    Prepayments.    Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower's and its Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

          (d)    Special Provisions Applicable to LIBOR Rate.

            (i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

            (ii)   In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

            (iii)  Within 90 days after the date of notice by an affected Lender for the payment of additional amounts to compensate the affected Lender for increased costs or reductions in amount pursuant to clauses (i) and (ii) above, Borrower may replace the affected Lender with an Eligible Transferee so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Eligible Transferee is satisfactory to Agent in its reasonable discretion. Within 30 days following notice by Borrower of its intention to replace the affected Lender with the Eligible Transferee, the affected Lender shall sell and assign its share of the outstanding Obligations to the Eligible Transferee in an amount equal to the outstanding principal amount of all Obligations held by the affected Lender and all accrued interest and fees with respect thereto through the date of such sale, provided, however that Borrower shall have reimbursed such affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

          (e)    No Requirement of Matched Funding.    Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

        2.14    Capital Requirements.

          (a)   If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount reasonably deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          (b)   Within 90 days after the date of notice by an affected Lender for the payment of additional amounts to compensate the affected Lender for increased costs or reductions in amount pursuant to Section 2.14(a) above, Borrower may replace the affected Lender with an Eligible Transferee so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Eligible Transferee is satisfactory to Agent in its reasonable discretion. Within 30 days following notice by Borrower of its intention to replace the affected Lender with the Eligible Transferee, the affected Lender shall sell and assign its share of the outstanding Obligations to the Eligible Transferee in an amount equal to the outstanding principal amount of all Obligations held by the affected Lender and all accrued interest and fees with respect thereto through the date of such sale, provided, however that Borrower shall have reimbursed such affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment

3.     CONDITIONS; TERM OF AGREEMENT.

        3.1    Conditions Precedent to Effectiveness.    The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent:

          (a)   the Restatement Effective Date shall occur on or before December 15, 2004;

          (b)   Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

            (i)    the Intercreditor Agreement,

            (ii)   the Guarantor Reaffirmation Agreement,

          (c)   Agent shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;

          (d)   Agent shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Restatement Effective Date, certified by the Secretary of Borrower, or, alternatively, a certificate from the Secretary of Borrower certifying that Borrower's Governing Documents have not been amended, modified, or supplemented since the Closing Date;

          (e)   Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Restatement Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

          (f)    Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Restatement Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

          (g)   Agent shall have received a certificate from the Secretary of Guarantor (i) attesting to the resolutions of Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which Guarantor is a party, (ii) authorizing specific officers of Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

          (h)   Agent shall have received copies of Guarantor's Governing Documents, as amended, modified, or supplemented to the Restatement Effective Date, certified by the Secretary of Guarantor, or, alternatively, a certificate from the Secretary of Guarantor certifying that there have been no amendments, modifications, or supplements to Guarantor's Governing Documents since the Closing Date;

          (i)    Agent shall have received a certificate of status with respect to Guarantor, dated within 10 days of the Restatement Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Guarantor, which certificate shall indicate that Guarantor is in good standing in such jurisdiction;

          (j)    Agent shall have received certificates of status with respect to Guarantor, each dated within 30 days of the Restatement Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Guarantor is in good standing in such jurisdictions;

          (k)   Agent shall have received an opinion of Parent's and Borrower's counsel in form and substance satisfactory to Agent;

          (l)    Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Restatement Effective Date under this Agreement or the Senior Notes Indenture or in connection with Parent Stock Purchase;

          (m)  Agent shall have received Borrower's Restatement Effective Date Business Plan;

          (n)   Borrower shall have paid all Lender Group Expenses incurred as of the Restatement Effective Date in connection with the transactions evidenced by this Agreement;

          (o)   Agent shall have received copies of each of (i) the Senior Note Documents, (ii) the Parent Stock Purchase Agreement (together with all exhibits and schedules thereto), and (iii) the IDI Merger Agreement, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof;

          (p)   Borrower shall have provided Agent with an officer's certificate from a Responsible Officer certifying that (i) the offering of the Senior Notes described in the Senior Notes Indenture has closed, (ii) the proceeds from such offering are being concurrently used to (A) repay any outstanding "Obligations" (as defined in the Original Loan Agreement), (B) provide the funding for the Parent Stock Purchase, and (C) pay fees and expenses in connection with this Agreement, the issuance of the Senior Notes, (iii) the Parent Stock Purchase has closed, and (iv) the IDI Merger has been consummated;

          (q)   Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; provided that, with respect to the approval by DMHC of the pledge of the Stock of DDS by Borrower pursuant to the Borrower Stock Pledge Agreement, neither Borrower nor its Subsidiaries shall have received any evidence that the DMHC has not approved such pledge of the Stock of DDS;

          (r)   Keybank National Association and ING Capital LLC shall have assigned to WFF their commitments and the Indebtedness owing to them under the Original Loan Agreement pursuant to an "Assignment and Acceptance" (as defined in the Original Loan Agreement);

          (s)   in accordance with Borrower's obligations under Section 4.2, Agent shall have received promissory notes payable to Borrower that evidence intercompany obligations owing from each of DDS, CDC and MDC to Borrower and such promissory notes shall contain endorsements from Borrower; and

          (t)    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

        3.2    Conditions Precedent to all Extensions of Credit.    The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

          (a)   after giving effect to those Schedules that are permitted to be updated pursuant to the terms hereof and that have been duly updated and delivered to Agent, the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b)   no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c)   no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates; and

          (d)   no Material Adverse Change shall have occurred.

        3.3    Term.    This Agreement shall continue in full force and effect for a term ending on December 15, 2009 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.4    Effect of Termination.    On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender). No termination of this Agreement, however, shall relieve or discharge Parent or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower's sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

        3.5    Early Termination by Borrower.    Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.     CREATION OF SECURITY INTEREST.

        4.1    Grant of Security Interest.    Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent's Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Parent and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

        4.2    Negotiable Collateral.    In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines in its Permitted Discretion that perfection or priority of Agent's security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

        4.3    Collection of Accounts, General Intangibles, and Negotiable Collateral.    At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Borrower that Borrower's Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect Borrower's Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Parent and Borrower agrees that each will hold in trust for the Lender Group, as the Lender Group's trustee, any of its or its Subsidiaries' Collections that it receives and promptly will deliver such Collections to Agent or a Cash Management Bank in their original form as received by Parent or its Subsidiaries (except for those amounts required by mandatory provisions of applicable law or by a Governmental Authority to be retained by CDC, DDS or MDC).

        4.4    Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

          (a)   Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto (including without limitation any financing statements that (i) indicate the Borrower Collateral (A) as all assets of Borrower or words of similar effect, regardless of whether any particular asset of Borrower falls within the scope of Article 9 of the Code or whether any portion of the assets of Borrower constitute part of the Borrower Collateral, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (x) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (y) in the case of a financing statement filed as a fixture filing or indicating the Borrower Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Borrower Collateral relates), in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

          (b)   If Parent or Borrower acquires any commercial tort claims after the date hereof, Parent or Borrower, as applicable, shall promptly (but in any event within 10 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent in its Permitted Discretion, pursuant to which Parent or Borrower, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a "Commercial Tort Claim Assignment").

          (c)   At any time upon the request of Agent, Borrower shall execute or deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the "Additional Documents") that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent's Liens in the assets of Parent and Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. In addition, on such periodic basis as Agent shall require in its Permitted Discretion, Borrower shall (i) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Parent or Borrower during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Parent or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Parent's or Borrower's ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Parent nor Borrower shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) Borrower provides Agent with written notice of the intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent's Liens on such copyrights following such registration.

          (d)   At any time upon the request of Agent in its Permitted Discretion, Borrower shall execute or deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, security agreements, pledges, assignments, and all other documents (collectively, the "Dental PC Additional Documents") that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Borrower's Liens in the Dental PC Receivables (whether now owned or hereafter arising or acquired, real or personal) and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

        4.5    Power of Attorney.    Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney-in-fact, with power to (a) at any time that an Event of Default has occurred and is continuing, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of Borrower's or its Subsidiaries' Accounts, (d) at any time that an Event of Default has occurred and is continuing endorse Borrower's name on any of its payment items (including all of its Collections) that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower's or its Subsidiaries' Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney-in-fact, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

        4.6    Right to Inspect.    Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof, in order to verify Borrower's and its Subsidiaries' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Enterprise Value or the Collateral; provided, however, (a) that so long as no Default or Event of Default shall have occurred and be continuing, Agent and Lenders shall have the right to conduct no more than 4 audits with respect to Parent and its Subsidiaries during any fiscal year, and (b) that so long as no Default or Event of Default shall have occurred and be continuing Agent and Lenders shall have the right to conduct (i) no more than 1 valuation of the Enterprise Value during the fiscal year beginning January 1, 2005 based upon audited financial statements for the fiscal year ended December 31, 2004, and (ii) no more than 1 valuation of the Enterprise Value during the fiscal year beginning January 1, 2006 and each fiscal year thereafter (such period beginning January 1, 2006 and ending on the Maturity Date referred to herein as the "Designated Period") based upon audited financial statements for the immediately preceding fiscal year; provided, however, that if no Default or Event of Default shall have occurred and be continuing and the Leverage Ratio is less than or equal to 1.6:1.0, then Agent and Lenders shall not have the right to conduct a valuation of the Enterprise Value during the Designated Period. Anything to the contrary in this Section 4.6 notwithstanding, Borrower may request that the Agent and Lenders conduct a valuation of the Enterprise Valuation at any time so long as no Default or Event of Default shall have occurred and be continuing.

        4.7    Control Agreements.    Borrower agrees that it will take any or all reasonable steps as requested by Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its Securities Accounts, Deposit Accounts (other than (a) the Excluded Deposit Account so long as Permitted Investments in the Excluded Deposit Account does not exceed $50,000 in the aggregate at any one time measured on a daily basis at the close of business after giving effect to any daily sweep of the Excluded Deposit Account, (b) the Restricted Accounts, and (c) the US Bank Collateral Account), Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent's Account.

5.     REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender Group to enter into this Agreement, Parent and Borrower each makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Restatement Effective Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1    No Encumbrances.    Except for minor defects in title that do not materially interfere with the ability of Parent or its Subsidiaries to conduct their respective businesses, Parent and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

        5.2    [intentionally omitted.]

        5.3    [intentionally omitted.]

        5.4    [intentionally omitted.]

        5.5    [intentionally omitted.]

        5.6    [intentionally omitted.]

        5.7    State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

          (a)   The jurisdiction of organization of Parent and each of its Subsidiaries is set forth on Schedule 5.7(a) (as such Schedule may be updated (i) pursuant to Section 7.5, (ii) to add new Subsidiaries formed as a result of Permitted Acquisitions so long as Borrower has complied with Section 6.15, and (iii) to reflect mergers, reorganizations or consolidations permitted under Section 7.3(a)).

          (b)   The chief executive office of Parent and each of its Subsidiaries is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated (i) pursuant to Section 6.9, (ii) to add new Subsidiaries formed as a result of Permitted Acquisitions so long as Borrower has complied with Section 6.15, and (iii) to reflect mergers, reorganizations or consolidations permitted under Section 7.3(a)).

          (c)   Parent's and each of its Subsidiaries' organizational identification numbers, if any, are identified on Schedule 5.7(c) (as such Schedule may be updated (i) pursuant to Section 7.5, (ii) to add new Subsidiaries formed as a result of Permitted Acquisitions so long as Borrower has complied with Section 6.15, and (iii) to reflect mergers, reorganizations or consolidations permitted under Section 7.3(a)).

          (d)   As of the Restatement Effective Date, Parent and Borrower do not hold any commercial tort claims.

        5.8    Due Organization and Qualification; Subsidiaries.

          (a)   Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

          (b)   Set forth on Schedule 5.8(b) is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Restatement Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c)   Set forth on Schedule 5.8(c) (as such Schedule may be updated (i) pursuant to Section 7.5, (ii) to add new Subsidiaries, formed as a result of Permitted Acquisitions and so long as Borrower has complied with Section 6.15, and (iii) to reflect mergers, reorganizations or consolidations permitted under Section 7.3(a)) is a complete and accurate list of Parent's direct and indirect Subsidiaries showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d)   Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.8(c), neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent's or Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

          (e)   Parent is a holding company and conducts no other business and operations other than the ownership of the Stock of Borrower.

          (f)    DDS is a managed dental care organization and conducts no other business and operations other than the management of dental care services and the operation of a dental insurance business and as of the Restatement Effective Date is regulated by DMHC.

          (g)   CDC and MDC are managed dental care organizations and conduct no other business and operations other than the management of dental care services and the operation of a dental insurance business and as of the Restatement Effective Date are regulated by the Oregon Department of Human Services, Office of Medical Assistance Program.

        5.9    Due Authorization; No Conflict.

          (a)   The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

          (b)   The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

          (c)   Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which each is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (d)   This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e)   Upon the filing of financing statements with the appropriate filing office of the jurisdiction of organization for Borrower and Guarantor, the recordation of the Mortgages, and the filing of appropriate recordations in the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to copyrights and trademarks to the extent required by federal law, the Agent's Liens will be validly created, perfected, and first priority Liens (except with respect to assets of Parent and its Subsidiaries having a fair market value of less than $100,000 in the aggregate), subject only to Permitted Liens.

          (f)    The execution, delivery, and performance by Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Guarantor.

          (g)   The execution, delivery, and performance by Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Guarantor, the Governing Documents of Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Guarantor, other than Permitted Liens, or (iv) require any approval of Guarantor's interestholders or any approval or consent of any Person under any material contractual obligation of Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

          (h)   Other than the filing of financing statements, the execution, delivery, and performance by Guarantor of the Loan Documents to which Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (i)    The Loan Documents to which Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Guarantor will be the legally valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

        5.10    Litigation.    Other than those matters disclosed on Schedule 5.10 and other than matters arising after the Restatement Effective Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of Parent or Borrower, threatened against Parent or any of its Subsidiaries.

        5.11    No Material Adverse Change.    All financial statements relating to Parent and its Subsidiaries that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent's and its Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Parent and its Subsidiaries since the date of the latest financial statements submitted to Agent on or before the Restatement Effective Date.

        5.12    Fraudulent Transfer.

          (a)   Each of Parent and each of its Subsidiaries is Solvent.

          (b)   No transfer of property is being made by Parent or its Subsidiaries and no obligation is being incurred by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Parent or its Subsidiaries.

        5.13    Employee Benefits.    None of Parent, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

        5.14    Environmental Condition.    Except as set forth on Schedule 5.14, (a) to the knowledge of any Environmental Responsible Officer of Parent or any of its Subsidiaries, none of Parent's or its Subsidiaries' properties or assets has ever been used by Parent, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the knowledge of any Environmental Responsible Officer, none of Parent's or its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Parent nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Parent or its Subsidiaries, and (d) neither Parent nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Parent or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.15    Brokerage Fees.    Neither Parent nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower's obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Parent or its Subsidiaries in connection herewith.

        5.16    Intellectual Property.    Parent and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Parent or Borrower is the owner or is an exclusive licensee.

        5.17    Leases.    Parent and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Parent or its Subsidiaries exists under any of them.

        5.18    Deposit Accounts and Securities Accounts.    (a) Set forth on Schedule 5.18(a) (as such Schedule may be updated pursuant to Section 2.7) is a listing of all of Parent's and its Subsidiaries' Deposit

Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person. The Deposit Accounts listed on Schedule 5.18(a) and labeled as "Restricted Accounts" (the "Restricted Accounts") are required to be maintained by mandatory provisions of applicable law or by a Governmental Authority. The Deposit Account listed on Schedule 5.18(a) and labeled as "Collateral Account" is the US Bank Collateral Account, is required to be pledged as cash collateral in connection with credit card processing provided by US Bank and the balance in the US Bank Collateral Account does not exceed $25,000 at any time. As of the Restatement Effective Date, the Deposit Accounts listed on Schedule 5.18(a) and labeled as "Cash Management Accounts" are subject to a Cash Management Agreement.

          (b)   Set forth on Schedule 5.18(b) (as such Schedule may be updated from time to time) is a listing of the Deposit Accounts of each Dental PC (the "Dental PC Accounts"), including, with respect to each bank or securities intermediary (a) the name of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person. The balances in excess of the Remaining Balance in the Dental PC Accounts are swept, directly or indirectly, by zero balance authorization on a daily basis to the Concentration Account.

        5.19    Complete Disclosure.    All factual information (taken as a whole) furnished by or on behalf of Parent or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Parent or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Restatement Effective Date, the Projections set forth in the Restatement Effective Date Business Plan represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Parent's and Borrower's good faith estimate (based on the information then available) of Parent's and its Subsidiaries future performance for the periods covered thereby.

        5.20    Indebtedness.    Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Parent and its Subsidiaries outstanding immediately prior to the Restatement Effective Date that is to remain outstanding after the Restatement Effective Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

        5.21    Dental PC Receivables.    To the best of Borrower's knowledge, Borrower's Liens in the Dental PC Receivables are validly created, perfected (to the extent such Liens can be perfected by filing a financing statement pursuant to the Code), and first priority Liens.

6.     AFFIRMATIVE COVENANTS.

        Parent and Borrower each, jointly and severally, covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each shall and shall cause each of its Subsidiaries to do all of the following:

        6.1    Accounting System.    Maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral consistent with records maintained by Borrower as of the Closing Date.

        6.2    Collateral Reporting.    Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Monthly (not later than (i) if such month is not the end of Parent's fiscal quarter, the 30th day after the end of such month; and (ii) if such month is the end of Parent's fiscal quarter, the 45th day after the end of such month)	(a) a Borrowing Base Certificate, and (b) a detailed list of all Dental PCs and new dental offices opened or acquired by Parent or its Subsidiaries during such period,
Upon request by Agent
(c) a detailed report regarding Parent and its Subsidiaries' cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash and copies of bank statements for the Dental PC Accounts, Restricted Accounts, Excluded Deposit Accounts and US Bank Collateral Account, and

(d) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries to the extent generated by Borrower.

        6.3    Financial Statements, Reports, Certificates.    Deliver to Agent, with copies to each Lender:

          (a)   as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent's fiscal quarters) after the end of each month during each of Parent's fiscal years,

            (i)    an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' operations during such period,

            (ii)   a certificate detailing Parent's Leverage Ratio, as of the last day of the fiscal month then ended, and

            (iii)  a Compliance Certificate,

          (b)   as soon as available, but in any event within 105 days after the end of each of Parent's fiscal years,

            (i)    consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified (without any qualifications relating to any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.18, or (D) any other qualification or exception that represents a Material Adverse Change), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flows and, if prepared, such accountants' letter to management), and

            (ii)   [intentionally omitted.]

            (iii)  a Compliance Certificate,

          (c)   as soon as available, but in any event within 60 days after the start of each of Parent's fiscal years, copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month certified by the chief financial officer or vice president of finance of Parent as being such officer's good faith estimate (based on the information then available to such officer) of the financial performance of Parent during the period covered thereby,

          (d)   if filed by Parent or Borrower, promptly after being filed,

            (i)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and

            (ii)   any other filings made by Parent or Borrower with the SEC,

          (e)   promptly, but in any event within 5 Business Days after any Responsible Officer of Parent or Borrower becomes aware of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Parent or Borrower proposes to take with respect thereto,

          (f)    promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which, if adversely determined, reasonably could be expected to result in a Material Adverse Change, and

          (g)   promptly upon the request of Agent, any other information held or generated by Parent or Borrower reasonably requested relating to the financial condition of Parent or its Subsidiaries.

          In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent. Parent also agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Parent or its Subsidiaries that Agent reasonably may request; provided, that Agent agrees that it shall schedule any meetings with such independent certified public accountants through Parent and a Responsible Officer of Parent shall have the right to be present at such meeting.

        6.4    [intentionally omitted.]

        6.5    [intentionally omitted.]

        6.6    Maintenance of Properties.    Maintain and preserve all of its properties which are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any material loss or forfeiture thereof or thereunder.

        6.7    Taxes.    Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Parent, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Parent will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

        6.8    Insurance.

          (a)   At Borrower's expense, maintain insurance respecting Parent's and its Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation to such extent as is customary with companies similarly situated and in the same or similar businesses. All such policies of insurance required hereunder shall be in such amounts as is customary with companies similarly situated and in the same or similar businesses and with such insurance companies as are reasonably satisfactory to Agent; provided that insurance companies with a rating by A.M. Best Company of A- or greater shall be deemed satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole (unless such policy also names any landlord of Parent or its Subsidiaries loss payee or additional insured) loss payee (under a satisfactory lender's loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

          (b)   Borrower shall give Agent prompt notice of any loss covered by such insurance. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $250,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of Agent either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations; provided, however, that, except during the continuance of a Default or an Event of Default, such monies shall not be required to be so applied to the extent that such monies are used to replace, repair, or restore the properties or assets in respect of which such monies were paid or to enhance existing Dental PCs or to establish or acquire new dental practices to the extent permitted hereunder if (i) the amount of monies received in respect of such insurance policies or condemnation awards are less than $3,000,000 in the aggregate during the term of this Agreement, (ii) Borrower delivers a certificate to Agent within 30 days after the date of such loss, destruction, or taking, as the case may be, stating Borrower's intent to replace, repair, or restore such properties or assets or to enhance an existing Dental PC or to establish or acquire new dental practices within a period specified in such certificate not to exceed 365 days after the receipt of such monies and delivers a certificate to Agent within 90 days after the date of such loss, destruction, or taking, as the case may be, setting forth estimates of the monies to be so expended, and (iii) such monies are immediately deposited in a Deposit Account subject to a Control Agreement in favor of Agent. If all or any portion of such monies are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Obligations on the last day of such specified period. Any such repairs, replacements, or restorations permitted by this subsection (b) shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

          (c)   Parent and Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender's loss payable endorsement. Parent promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

        6.9    [intentionally omitted.]

        6.10    Compliance with Laws.    Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

        6.11    Leases.    Pay when due all rents and other amounts payable under any material leases to which Parent or any of its Subsidiaries is a party or by which Parent's or any such Subsidiaries'

properties and assets are bound, unless such payments are the subject of a Permitted Protest or the failure to make such payment would not result in a Material Adverse Change.

        6.12    Existence.    Except as expressly permitted by Sections 7.3 and 7.5, at all times preserve and keep in full force and effect Parent's and its Subsidiaries valid existence and good standing and any rights and franchises material to their businesses.

        6.13    Environmental.

          (a)   Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, and (ii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change, and (e) promptly, but in any event within 5 days of any Environmental Responsible Officer obtaining knowledge thereof, provide Agent with written notice of commencement of any Environmental Action or notice that an Environmental Action will be filed against Parent or its Subsidiaries.

        6.14    Disclosure Updates.    Promptly and in no event later than 5 Business Days after any Responsible Officer of Borrower obtains knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

        6.15    Formation of Subsidiaries.    At the time that Borrower or Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower or Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and the Guarantor Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

        6.16    Dental PC Receivables.    Maintain Borrower's first priority Liens on the Dental PC Receivables (subject only to Agent's Liens).

        6.17    Distributions.    Cause CDC, DDS and MDC to distribute all of their cash, Cash Equivalents and Collections in excess of those amounts required by mandatory provisions of applicable law or by a Governmental Authority to be maintained by CDC, DDS and MDC and those amounts necessary for the payment by CDC, DDS and MDC of expenses incurred in the ordinary course of their business, in the form of cash dividends or cash distributions to Borrower.

        6.18    Equipment Lease Amendments.    Use commercially reasonable efforts (which efforts shall not include the payment in full of the Capital Lease obligations owed to Mid Am Credit Corp. and HPSC, Inc. unless Borrower so elects) to deliver to Agent amendments that amend the agreements with Mid Am Credit Corp. and HPSC, Inc. and assumed by Borrower so that any security interest granted to Mid Am Credit Corp. and HPSC, Inc. is limited solely to the equipment financed by Mid Am Credit Corp. and HPSC, Inc., respectively, and that are otherwise on terms and conditions and in form and substance satisfactory to Agent. If Borrower fails to deliver the amendments described in the immediately preceding sentence in form and substance satisfactory to Agent, the Capital Lease Reserve (which has been established against the Borrowing Base) shall remain in full force and effect.

7.     NEGATIVE COVENANTS.

        Parent and Borrower each, jointly and severally, covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each will not and will not permit any of its Subsidiaries to do any of the following:

        7.1    Indebtedness.    Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)   Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b)   Indebtedness set forth on Schedule 5.20,

          (c)   Permitted Purchase Money Indebtedness,

          (d)   refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (g), (h), (i) and (j) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent's reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

          (e)   endorsement of instruments or other payment items for deposit,

          (f)    Indebtedness composing Permitted Investments (other than Permitted Investments under clause (h) of the definition of Permitted Investments),

          (g)   Existing Seller Notes and Earn-Out Obligations,

          (h)   Earn-Out Arrangements and Seller Notes not in excess of the amounts set forth in clause (c) and (d) of the definition of Permitted Acquisition and to the extent permitted under Section 7.12,

          (i)    Indebtedness constituting Permitted Acquired Indebtedness not in excess of the amounts set forth in clause (c) and (d) of the definition of Permitted Acquisition,

          (j)    Indebtedness of Borrower pursuant to Hedge Agreements, provided that (i) such arrangements are not for speculative purposes and (ii) such Indebtedness is unsecured,

          (k)   Indebtedness evidenced by the Senior Notes so long as the principal amount of such Indebtedness does not exceed $80,000,000 and the Intercreditor Agreement is in full force and effect, and

          (l)    additional Indebtedness permitted under Section 4.09 of the Senior Notes Indenture (as in effect on the date hereof) so long as (i) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom and (ii) there are no Advances outstanding at the time of the incurrence of such Indebtedness.

        7.2    Liens.    Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

        7.3    Restrictions on Fundamental Changes.

          (a)   Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock; provided, however, that (i) any Subsidiary may merge with and into Borrower; (ii) any Subsidiary may merge with and into any other Subsidiary so long as the surviving Subsidiary was in existence as of the Closing Date or was formed in accordance with the restrictions set forth in this Agreement, (iii) Parent and IDI may enter into the Parent Stock Purchase, (iv) Borrower and IDI may enter into the IDI Merger, and (v) Parent may consummate the LLCP Purchased Securities Issuance.

          (b)   Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

          (c)   Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

        7.4    Disposal of Assets.    Other than Permitted Dispositions and transactions permitted by Section 7.3, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Parent's or its Subsidiaries' assets.

        7.5    Change Name.    Change Parent's or any of its Subsidiaries' names, organizational identification number, state of organization or organizational identity; provided, however, that Parent or any of its Subsidiaries may change their names or state of organization upon at least 30 days prior written notice to Agent of such change and Borrower may amend Schedule 5.7(a) so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such change is to occur and Parent or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent's Liens.

        7.6    Nature of Business.    Make any change (other than any immaterial change) in the principal nature of its or their business.

        7.7    Prepayments and Amendments.

          (a)   Except in connection with a refinancing permitted by Section 7.1(d), optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than the Obligations in accordance with this Agreement and the Permitted Prepayments, or

          (b)   Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, or other writing evidencing or concerning the relationship between each Dental PC and Parent or any of its Subsidiaries except (i) to the extent required by any Governmental Authority's interpretation of law or regulatory determination if disclosed to Borrower after the Closing Date, (ii) required by mandatory provisions of applicable law effective after the Closing Date, or (iii) such other amendments, modifications, alterations, increases, or changes that do not adversely affect the interests of the Agent or any Lender in any respect.

        7.8    Change of Control.    Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.9    [intentionally omitted.]

        7.10    Distributions.    Other than Permitted Distributions and Permitted Prepayments, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Parent's or Borrower's Stock, of any class, whether now or hereafter outstanding.

        7.11    Accounting Methods.    Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

        7.12    Investments.    Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Parent and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts, the Excluded Deposit Account, the Restricted Accounts and the US Bank Collateral Account) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 (after giving effect to any daily sweep of such Deposit Accounts or Securities Accounts) at any one time unless Parent or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent's Liens in such Permitted Investments. Subject to the foregoing proviso, Parent and Borrower shall not establish or maintain any Deposit Account or Securities Account (other than (a) the Excluded Deposit Account so long as the Permitted Investments in the Excluded Deposit Accounts does not exceed $50,000 in the aggregate at any one time measured on a daily basis at the close of business after giving effect to any daily sweep of such Excluded Deposit Account, (b) the US Bank Collateral Account, and (c) the Restricted Accounts) unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

        7.13    Transactions with Affiliates.    Except as otherwise specifically permitted in this Agreement (including the consummation of the Parent Stock Purchase, the IDI Merger, and the LLCP Purchased Securities Issuance), directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent except for transactions that (a) are in the ordinary course of business, (b) are upon fair and reasonable terms, (c) if they involve one or more payments by Parent or its Subsidiaries in excess of $250,000, are fully disclosed to Agent, and (d) are no less favorable to Parent or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate; provided, however, that nothing in this Section 7.13 is intended to prohibit LLCP from (i) owning stock in Parent, or (ii) purchasing stock of Parent from, or selling stock of Parent to a Person unaffiliated with Parent in a transaction that is not deemed to be at arm's length; and provided, further, that notwithstanding anything in Section 7.13 to the contrary, nothing in this Section 7.13 shall preclude LLCP from (x) entering into any joint venture with the Borrower or Parent and (y) appointing persons to the Board of Directors of Parent and having such board member do or approve a transaction with Borrower or Parent which may not be deemed to be at arm's length with a non-Affiliate, in the cases of both (x) or (y), so long as such transactions do not violate any other covenant contained in this Agreement and all such transactions, in the aggregate, do not result in the expenditure of cash and Cash Equivalents or the assumption of Indebtedness, taken together, by Parent and its Subsidiaries in excess of $250,000 in any fiscal year.

        7.14    Suspension.    Except as permitted by Section 7.3, suspend or go out of a substantial portion of its or their business unless, and solely with respect to Borrower's Subsidiaries, required by applicable law or at the direction of a Governmental Authority.

        7.15    Compensation.    Pay annual fees to the members of its Board of Directors during any year in excess of $250,000 in the aggregate.

        7.16    Use of Proceeds.    Use the proceeds of the Advances for any purpose other than, consistent with the terms and conditions hereof, its lawful and permitted purposes.

        7.17    [intentionally omitted.]

        7.18    Financial Covenants.

          (a)    Minimum EBITDA.    Fail to maintain or achieve TTM EBITDA, measured on a month end basis, of at least $12,000,000.

          (b)    Maximum Capital Expenditures.    Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2008	Fiscal Year 2009
$9,000,000	$14,000,000	$15,300,000	$14,500,000	$14,800,000	$14,800,000

The foregoing notwithstanding, so long as (i) no Default or Event of Default has occurred and is continuing and (ii) the Senior Notes Indenture is in effect and no "Default" or "Event of Default" (as such terms are defined in the Senior Notes Indenture) has occurred and is continuing under the Senior Notes Indenture, the limit on Capital Expenditures shall not be in effect.

        7.19    Dental Office Development.    With respect to any period set forth below ending on or before December 31, 2005, make any New Dental Office Commitment with respect to new dental offices in excess of the number of new dental offices (the "Permitted Number") set forth in the following table for the applicable period:

Period	Permitted Number
For the period beginning on the Closing Date through and including December 31, 2004	6
For the period beginning on January 1, 2005 through and including December 31, 2005	8

provided, however, that in the event that the Parent and its Subsidiaries do not utilize the Permitted Number for the period commencing on the Closing Date and ending on December 31, 2004, the Permitted Number for the succeeding year shall be increased to the extent that the Permitted Number was not fully utilized.

The foregoing notwithstanding, so long as (i) no Default or Event of Default has occurred and is continuing and (ii) the Senior Notes Indenture is in effect and no "Default" or "Event of Default" (as such terms are defined in the Senior Notes Indenture) has occurred and is continuing under the Senior Notes Indenture, the limit on New Dental Office Commitments shall not be in effect.

        7.20    Excluded Deposit Account and Cash Collateral Account.    Permit the balance in the Excluded Deposit Account to be more than $50,000 (after giving effect to the daily sweep of the Excluded Deposit Account) at any time or permit the balance in the US Bank Collateral Account to be more than $25,000 at any time.

8.     EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        8.1   If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees or Lender Expenses to the Loan Account, such event shall not constitute an Event of Default if within 2 Business Days of its receipt of telephonic notice of such Overadvance, Borrower eliminates such Overadvance.

        8.2   If Parent or any of its Subsidiaries:

          (a)   fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 4.2, 4.4, 4.5 4.6, 6.8, 6.12, 6.14, 6.15, 6.16, 6.17, 6.18 and 7.1 through 7.20 of this Agreement;

          (b)   fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 6.2, 6.3, 6.6, 6.7, 6.9, 6.10, and 6.11 of this Agreement and such failure continues for a period of 5 Business Days; or

          (c)   fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;

          provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, the Lender Group shall be relieved of its obligation to extend credit hereunder.

        8.3   If any material portion of Parent's or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

        8.4   If an Insolvency Proceeding is commenced by Parent or any of its Subsidiaries;

        8.5   If an Insolvency Proceeding is commenced against Parent, or any of its Subsidiaries, and any of the following events occur: (a) Parent or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Parent or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

        8.6   If Parent or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        8.7   (a) If a notice of Lien is filed of record with respect to Borrower's or any of its Subsidiaries' assets by the United States or any department, agency, or instrumentality thereof (a "Federal Lien"), or by any state, county, municipal, or governmental agency and such state, county, municipal, or governmental agency Lien has priority over the Liens of Agent in and to the Collateral or any portion thereof (a "Non-Federal Priority Lien"); or

          (b)   If a notice of Lien is filed of record with respect to Borrowers' assets or any of its Subsidiaries' assets by any state, county, municipal, or governmental agency that is not a Non-Federal Priority Lien (a "Non-Federal Non-Priority Lien"); provided, however, that, if the aggregate amount claimed with respect to any such Non-Federal Non-Priority Liens, or combination thereof, is less than $100,000, an Event of Default shall not occur under this subsection if the claims that are the subject of such Liens are the subject of Permitted Protests and if the Liens are released, discharged, or bonded against within 30 days of each such Lien first being filed of record or, if earlier, at least 5 days prior to the date on which assets that are subject to such Liens are subject to being sold or forfeited and, in any such case, Lender shall have the absolute right to establish and maintain a reserve against the Borrowing Base and the Maximum Revolver Amount in an amount equal to the aggregate amount of the underlying claims (determined by Lender, in its Permitted Discretion, and irrespective of any Permitted Protests with respect thereto and including any penalties or interest that are estimated by Lender, in its Permitted Discretion, to arise in connection therewith);

        8.8   If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Parent's or any of its Subsidiaries' assets;

        8.9   If there is a default in any agreement to which Parent or any of its Subsidiaries is a party with one or more third Persons relative to Parent's or its Subsidiaries' Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Parent's or its Subsidiaries' obligations thereunder or to terminate such agreement;

        8.10   If Parent or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        8.11   If any material misstatement or misrepresentation exists, as of the date when made or deemed made, in any warranty, representation, statement, or Record made to the Lender Group by Parent, its Subsidiaries, or any officer, employee, agent, or director of Parent or any of its Subsidiaries, or if any such warranty or representation is withdrawn;

        8.12   If the obligation of Guarantor under the Guaranty is limited or terminated by operation of law or by Guarantor thereunder;

        8.13   If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

        8.14   Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Parent or its Subsidiaries, or a proceeding shall be commenced by Parent or its Subsidiaries, or by any Governmental Authority having jurisdiction over Parent or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Parent or its Subsidiaries shall deny that Parent or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

9.     THE LENDER GROUP'S RIGHTS AND REMEDIES.

        9.1    Rights and Remedies.    Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

          (a)   Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b)   Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

          (c)   Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;

          (d)   Settle or adjust disputes and claims directly with Borrower's Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

          (e)   Cause Borrower to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Borrower or in Borrower's possession;

          (f)    Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with the priority of Agent's Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

          (g)   Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

          (h)   Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

          (i)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, solely for completing production of, advertising for sale, and selling any Borrower Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

          (j)    Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

          (k)   Except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Borrower Collateral as follows:

            (i)    Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

            (ii)   The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (l)    Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

          (m)  Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

          (n)   The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

        9.2    Remedies Cumulative.    The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.   TAXES AND EXPENSES.

        If Parent or its Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Parent or Borrower, may do any or all of the following: (a) make payment of the same or any part thereof except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.   WAIVERS; INDEMNIFICATION.

        11.1    Demand; Protest; etc.    Except as otherwise expressly provided for herein, each of Parent and Borrower, jointly and severally, waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Parent or Borrower may in any way be liable.

        11.2    The Lender Group's Liability for Borrower Collateral.    Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

        11.3    Indemnification.    Each of Parent and Borrower, jointly and severally, shall pay, indemnify, defend, and hold the Agent-Related Persons and the Lender-Related Persons (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent's and its Subsidiaries' compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Parent and Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON (EXCEPT SUCH ACTS OR OMISSIONS WHICH CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION).

12.   NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by Parent, Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Parent, Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Parent, Borrower or Agent, as the case may be, at its address set forth below:

If to Parent or Borrower:	INTERDENT SERVICE CORPORATION 222 North Sepulveda Boulevard, Suite 740 El Segundo, California 90245 Attn: Chief Financial Officer and Chief Executive Officer Fax No.: 310-640-9897
with copies to:	MORRISON & FOERSTER LLP 555 West Fifth Street Los Angeles, California 90013-1024 Attn: Kathryn I. Johnstone, Esq. Fax No.: 213-892-5454
If to Agent:	WELLS FARGO FOOTHILL, INC. 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Specialty Finance Manager Fax No.: 310-453-7442
with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 515 South Flower Street, 25th Floor Los Angeles, California 90071 Attn: John Francis Hilson, Esq. Fax No.: 213-996-3300

        Agent, Parent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a)   THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE

  DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

          (b)   THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. PARENT, BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

          (c)   PARENT, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PARENT, BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.   ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        14.1    Assignments and Participations.

          (a)   Any Lender may, assign and delegate to one or more assignees (each an "Assignee") that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

          (b)   From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and

  Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 16 and Section 17.7 of this Agreement.

          (c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d)   Immediately upon Agent's receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (e)   Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Parent or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

          (f)    In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.7, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

          (g)   Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        14.2    Successors.    This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.   AMENDMENTS; WAIVERS.

        15.1    Amendments and Waivers.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

          (a)   increase or extend any Commitment of any Lender,

          (b)   postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

          (c)   reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

          (d)   change the Pro Rata Share that is required to take any action hereunder,

          (e)   amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

          (f)    other than as permitted by Section 16.12, release Agent's Lien in and to any of the Collateral,

          (g)   change the definition of "Required Lenders" or "Pro Rata Share,"

          (h)   contractually subordinate any of the Agent's Liens,

          (i)    release Borrower or Guarantor from any obligation for the payment of money, or

          (j)    change the definitions of Borrowing Base or Maximum Revolver Amount, or change Section 2.1(b), or

          (k)   amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document.

        15.2    Replacement of Holdout Lender.

          (a)   If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

          (b)   Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

        15.3    No Waivers; Cumulative Remedies.    No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.   AGENT; THE LENDER GROUP.

        16.1    Appointment and Authorization of Agent.    Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than Section 16.11, Section 16.9 (so long as no Default or Event of Default shall have occurred or be continuing), and clause (v) of Section 16.12(a)) are solely for the benefit of Agent, and the Lenders, and Parent and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

        16.2    Delegation of Duties.    Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

        16.3    Liability of Agent.    None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower's Subsidiaries or Affiliates.

        16.4    Reliance by Agent.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        16.5    Notice of Default or Event of Default.    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

        16.6    Credit Decision.    Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

        16.7    Costs and Expenses; Indemnification.    Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Parent and its Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

        16.8    Agent in Individual Capacity.    WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFF in its individual capacity.

        16.9    Successor Agent.    Agent may resign as Agent upon 45 days notice to the Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders and so long as no Default or Event of Default shall have occurred or be continuing, with the consent of Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and so long as no Default or Event of Default has occurred or is continuing, with Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders and, so long as no Default or Event of Default shall have occurred and be continuing such successor Agent to be acceptable to Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

        16.10    Lender in Individual Capacity.    Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

        16.11    Withholding Taxes.

          (a)   All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.11(a). "Taxes" shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Upon Agent's request, Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

          (b)   If a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Agent and Borrower, to deliver to Agent:

            (i)    if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

            (ii)   if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

            (iii)  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower; or

            (iv)  such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

    Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (c)   If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrower, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

  Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (d)   If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent and Borrower will treat such Lender's documentation provided pursuant to Sections 16.11(b) or 16.11(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 16.11 (b) or 16.11(c), if applicable.

          (e)   If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 16.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (f)    To the extent the Borrower is required to pay any additional amounts to any Lender or the Agent pursuant to Section 16.11(a), then Borrower may either (i) request that such Lender use reasonable efforts to change its lending office to one in another jurisdiction so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender or (ii) upon 30 days prior written notice to such affected Lender, Borrower may replace the affected Lender with an Eligible Transferee so long as (A) no Default or Event of Default has occurred and is continuing at such time or would result therefrom, and (B) such Eligible Transferee is satisfactory to Agent in its reasonable discretion. Within 30 days following notice by Borrower of its intention to replace the affected Lender with the Eligible Transferee, the affected Lender shall sell and assign its share of the outstanding Obligations to the Eligible Transferee in an amount equal to the outstanding principal amount of all Obligations held by the affected Lender and all accrued interest and fees with respect thereto through the date of such sale, provided, however that Borrower shall have reimbursed such affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

          (g)   If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

        16.12    Collateral Matters.

          (a)   The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to

  Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time the Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement, or (v) constituting property with a fair market value of less than $1,000,000 in the aggregate during any fiscal year. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b)   Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

        16.13    Restrictions on Actions by Lenders; Sharing of Payments.

          (a)   Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

          (b)   If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

        16.14    Agency for Perfection.    Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

        16.15    Payments by Agent to the Lenders.    All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

        16.16    Concerning the Collateral and Related Loan Documents.    Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

        16.17    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.    By becoming a party to this Agreement, each Lender:

          (a)   is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

          (b)   expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

          (c)   expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower's personnel,

          (d)   agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.7, and

          (e)   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a of such statement to each Lender.

        16.18    Several Obligations; No Liability.    Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

        16.19    [intentionally omitted.]

17.   GENERAL PROVISIONS.

        17.1    Effectiveness.    This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

        17.2    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

        17.3    Interpretation.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

        17.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        17.5    Counterparts; Electronic Execution.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

        17.6    Revival and Reinstatement of Obligations.    If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        17.7    Confidentiality.    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material non-public, proprietary or confidential information regarding Parent and its Subsidiaries, including information relating to their operations, assets, and existing and contemplated business plans and all information provided by Parent and its Subsidiaries marked as "confidential," shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.7 shall survive for 2 years after the payment in full of the Obligations.

        17.8    Integration.    This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        17.9    Lenders' Acknowledgement and Borrower's Disclosure.

          (a)   Anything to the contrary notwithstanding in this Agreement or in any other Loan Document, the Agent and the Lenders signatory hereto hereby acknowledge and agree that to the extent required under the California Knox-Keene Act, (i) the rights of the Agent with respect to the pledge by Borrower of the Stock of DDS shall be subordinate at all times to DDS's requirements for tangible net equity and financial viability, pursuant to Sections 1375.1 and 1376 and Rules 1300.75.1 and 1300.76 and (ii) any transfer or assignment (whether for value or otherwise) of any ownership interest in the Stock of DDS on foreclosure or otherwise is subject to the approval of the DMHC and that in connection with seeking approval for any such transfer or assignment upon foreclosure or otherwise, DDS is required to file a "Notice of Material Modification" with, and obtain an "Order of Approval" from, the DMHC pursuant to Sections 1352, 1375.1 and 1376 and Rules 1300.52.1, 1300.75 and 1300.76. All references in this Section 17.9 (including the foregoing paragraph as well as the Borrower's disclosures set forth below) to the terms "Section" and "Rule" identify citations of the California Knox-Keene Act and the rules promulgated thereunder in Title 28 of the California Code of Regulations, respectively.

          (b)   The following five paragraphs are disclosures made by Borrower to the Lender Group:

            (i)    DDS will maintain a cash balance at all times sufficient to cover all liabilities.

            (ii)   DDS will not declare or pay dividends, make other distributions of cash or property, or in any other way upstream any funds or property if such actions would cause DDS to fail to comply with the tangible net equity requirements of Rule 1300.76 at all times or would result in insufficient cash flows necessary to provide for the retirement of existing or proposed indebtedness, or that would materially adversely affect the ability of DDS to provide health care services as required by the California Knox-Keene Act or the rules thereunder.

            (iii)  DDS will not co-sign or guarantee any portion of any current or future loans and/or credit facilities entered into by Borrower, Parent or any Affiliates of, or successors to, Borrower or Parent (other than DDS); and DDS will not permit any portion of loans obtained by Borrower, Parent or any affiliates of, or successors to, Borrower or Parent (other than DDS) to be assumed by DDS; and DDS will not pledge or hypothecate its assets in any way in connection with any current or future loans of Borrower, Parent, or any Affiliates or successors of Borrower or Parent (other than DDS).

            (iv)  Borrower will not pledge, and Parent will not cause Borrower to pledge, any capital Stock of DDS in any way in connection with any current or future loans of Borrower, Parent, Borrower's Affiliates or Borrower's successors; provided, however, that Borrower may pledge the capital stock of DDS to secure debt for borrowed money of Parent and/or Borrower in an aggregate principal amount of up to $100 million so long as: the pledge agreement pursuant to which such capital stock of DDS is pledged expressly states that (A) such pledge is subordinate at all times to DDS's requirements for tangible net equity and financial viability, pursuant to Sections 1375.1 and 1376 and Rules 1300.75.1 and 1300.76, and (2) any transfer, including any further assignment (whether for value or otherwise), of any interest in the capital stock of DDS on foreclosure, or otherwise, is subject to the approval of the DMHC and that in connection with seeking approval of any such transfer or assignment upon foreclosure or otherwise, DDS is required to file a Notice of Material Modification with, and obtain an Order of Approval from, the DMHC pursuant to Sections 1352, 1375.1 and 1376 and Rules 1300.52.1, 1300.75 and 1300.76. Promptly after any security interest in capital stock of DDS is granted, DDS shall provide the DMHC with notice thereof in a Notice of Amendment to Material Modification, pursuant to Sections 1352, 1375.1 and 1376 and Rules 1300.52.1, 1300.75 and 1300.76.

            (v)   DDS will not lend monies to Borrower, Parent or any Affiliates of Borrower or Parent against any evidence of indebtedness unless there is an evaluation of such borrowing by independent financial accountants consistent with generally accepted accounting principles establishing the value of such borrowing to be equal to the amount of same as shown on the financial statements of DDS.

        17.10    No Novation.    This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Parent or Borrower from any of their obligations or liabilities under the Original Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith. Each of Parent and Borrower hereby (a) confirms and agrees that each Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date all references in any such Loan Document to "the Loan Agreement," "thereto," "thereof," "thereunder" or words of like import referring to the Original Loan Agreement shall mean the Original Loan Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Agent or to grant to Agent a security interest in or lien on, any collateral as security for the "Obligations" (as defined in the Original Loan Agreement) from time to time existing in respect of the Original Loan Agreement, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects.

[Signature pages to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

INTERDENT, INC., a Delaware corporation

By:

Title:

INTERDENT SERVICE CORPORATION, a Washington corporation

By:

Title:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By:

Title:

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  Exhibit 4.3